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                                                                    EXHIBIT 99.2


                        REPORT OF INDEPENDENT ACCOUNTANTS


August 6, 1998

To the Board of Directors
of Aames Financial Corporation:

We have examined management's assertion about Aames Financial Corporation's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended June 30, 1998 included in the accompanying management assertion. Management is responsible for Aames Financial Corporation's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Aames Financial Corporation's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Aames Financial Corporation's compliance with the minimum servicing standards.

In our opinion, management's assertion that Aames Financial Corporation complied with the aforementioned minimum servicing standards as of and for the year ended June 30, 1998 is fairly stated, in all material respects.

PRICEWATERHOUSECOOPERS LLP